Prospectus Supplement No. 11	Filed pursuant to Rule 424(b)(3)
(To Prospectus dated June 15, 2022)	Registration Statement No. 333-264363

STARRY GROUP HOLDINGS, INC.

This prospectus supplement updates, amends and supplements the prospectus dated June 15, 2022, as previously supplemented and amended (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-264363), as amended. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend, and supplement the information included in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on November 14, 2022, which is set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our shares of Class A common stock are listed on The New York Stock Exchange (the “NYSE”) under the symbol “STRY.” On November 11, 2022, the closing sale price of our Class A common stock was $0.298 per share. Our warrants are listed on the NYSE under the symbol “STRY WS.” On November 11, 2022, the closing sale price of our warrants was $0.02 per warrant.

Investing in shares of our Class A common stock or warrants involves risks that are described in the “Risk Factors” section beginning on page 9 of the Prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 14, 2022

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 14, 2022

STARRY GROUP HOLDINGS, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	001-41336	87-4759355
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

38 Chauncy Street, Suite 200 Boston, MA		02111
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (617) 861-8300

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	STRY	The New York Stock Exchange
Warrants to purchase 1.2415 shares of Class A common stock, each at an exercise price of $9.13 per 1.2415 shares of Class A common stock	STRY WS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 8, 2022, Starry Group Holdings, Inc. (the “Company”) received notice (the “Notice”) from the New York Stock Exchange (the “NYSE”) that it was not in compliance with the continued listing standard set forth in Section 802.01C of the NYSE’s Listed Company Manual (“Section 802.01C”) because the average closing price of the Company’s Class A Common Stock (the “Common Stock”) was less than $1.00 per share over a consecutive 30 trading-day period. The Notice has no immediate impact on the listing of the Common Stock on the NYSE, subject to the Company’s compliance with the NYSE’s other continued listing requirements.

Pursuant to Section 802.01C, the Company has a period of six months following the receipt of the Notice to regain compliance with the minimum share price requirement. The Company may regain compliance at any time during the six-month cure period if on the last trading day of any calendar month during the six-month cure period the Common Stock has a closing share price of at least $1.00 and an average closing share price of at least $1.00 over the 30 trading-day period ending on the last trading day of that month. If the Company is unable to regain compliance with the $1.00 share price rule within this period, the NYSE will initiate procedures to suspend and delist the Common Stock.

Section 802.01C requires the Company to notify the NYSE, within 10 business days of receipt of the Notice, of its intent to cure this deficiency. The Company intends to notify the NYSE of its intent to regain compliance with the requirements of Section 802.01C.

The Notice does not affect the Company’s business operations or its reporting obligations with the Securities and Exchange Commission.

Item 7.01 Regulation FD Disclosure

On November 14, 2022, the Company issued a press release related to the foregoing. The full text of the press release issued by the Company is furnished as Exhibit 99.1 to this Current Report on Form 8-K.*

Forward-Looking Statements

This Current Report on Form 8-K includes statements that may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, express or implied forward-looking statements relating to our ability to maintain the listing of the Company’s Class A Common Stock on the New York Stock Exchange expectations regarding our plans, objectives and expectations relating to our reduction in force, including timing, potential cost savings and expected impacts to our financial results and operations, our strategy, competitive position and opportunities in the marketplace, and our anticipated business and financial performance. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Factors that could cause actual results to differ materially from those expressed or implied include our limited remaining available cash, our ability to remain in compliance with and not in default under our credit facility, our potential inability to timely procure additional financing or other strategic options on favorable terms, or at all, our potential inability to realize the expected benefits of the announced reduction in force and other cost-cutting measures and the risks and uncertainties described in the “Risk Factors” section of our Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required under applicable securities laws.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Press Release, dated November 14, 2022*
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* The information in Item 7.01 and Exhibit 99.1 of this current report on Form 8-K is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Starry Group Holdings, Inc.

Date: November 14, 2022	By:	/s/ Chaitanya Kanojia
Name: Chaitanya Kanojia
Title: Chief Executive Officer